Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Second Quarter Net Earnings of $4.7 Million
Versus a Loss of $1.3 Million As Net Sales Increased 73%

JERSEY CITY, New Jersey, July 30, 2010 — Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the second quarter of 2010, highlighted by a 73% increase in net sales and an increase in net earnings to $4.7 million compared to a net loss of $1.3 million for the second quarter of 2009.
Daniel Bernstein, Bel's President and CEO, said, "We experienced solid growth in all of our product groups driven by strong demand from high-end telecom, computing and network applications.  Robust business conditions currently appear likely to continue for the balance of the year.   Substantial gains in gross margins are primarily the result of the improved productivity of our new associates in China.   So far this year we have added approximately 2,483 new workers at our China facilities, which has allowed us to shorten our leadtimes.
"Cinch's well-established lines of connectors and cable products represented 45% of the increase in sales and are a natural addition to Bel's traditional product menu.  And its extensive customer base has opened key aerospace and military markets to Bel for the first time, while creating new opportunities for long-term growth."

Second Quarter Results
For the three months ended June 30, 2010, net sales increased 73% to $77,732,000 compared to $44,934,000 for the second quarter of 2009.  This year's second quarter net sales included $14,914,000 from Cinch Connectors, which was acquired on January 29, 2010.  Excluding the Cinch Connector sales, net sales increased 40% for this year's second quarter versus prior year, and increased 36% versus the first quarter of 2010.
Net earnings for the second quarter of 2010 were $4,695,000, which was net of severance and plant closure costs of $477,000 ($454,000 after tax).  In comparison, the net loss for the second quarter of 2009 was $1,272,000, which included restructuring, severance and unauthorized stock issuance costs of $1,700,000 ($1,160,000 after tax), and an after-tax net gain on sale of investments of $671,000.
Adjusted to exclude severance and plant closure costs, non-GAAP net income for the second quarter of 2010 was $5,171,000.  This compares to a non-GAAP net loss for the second quarter of 2009 of $775,000, adjusted to exclude restructuring, severance and unauthorized stock issuance costs and a gain on sale of investments.  A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.
Net earnings per diluted Class A common share for the second quarter of 2010 were $0.38, compared to a net loss per diluted Class A common share of $0.11 for the second quarter of 2009.  Adjusted to exclude severance and plant closure costs, non-GAAP net earnings per diluted Class A common share were $0.42 for this year's second quarter, compared to a non-GAAP net loss per Class A common share of $0.07 for the second quarter of 2009, adjusted to exclude restructuring, severance and unauthorized stock issuance costs and a gain on sale of investments.
Net earnings per diluted Class B common share were $0.41 for the second quarter of 2010, compared to a net loss per diluted Class B common share of $0.11 for the second quarter of 2009.  Adjusted to exclude severance and plant closure costs, non-GAAP net earnings per diluted Class B common share were $0.45 for the second quarter of 2010, compared to a non-GAAP net loss per Class B common share of $0.07 for the second quarter of 2009, adjusted to exclude restructuring, severance and unauthorized stock issuance costs and a gain on sale of investments.

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Bel Reports Second Quarter Net Earnings of $4.7 Million Versus a Loss of $1.3 Million
July 30, 2010
Page Two

Cost of sales decreased to 79.3% of sales for the second quarter of 2010, compared to 89.4% of sales for the second quarter of 2009.
Income from operations for this year's second quarter was $5,738,000, including operating income of approximately $1,400,000 at Cinch Connectors.  This compares to an operating loss of $2,872,000 for the second quarter of 2009.  Adjusted to exclude severance and plant closure costs, non-GAAP income from operations for the second quarter of 2010 increased to $6,250,000, compared to a non-GAAP loss from operations of $1,159,000 for the second quarter of 2009, adjusted to exclude restructuring, severance and unauthorized stock issuance costs.
At June 30, 2010, Bel reported working capital of approximately $143,875,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $75,658,000, a current ratio of 4.7, total long-term obligations of $9,730,000, and stockholders' equity of $211,746,000.  In comparison, at December 31, 2009, Bel reported working capital of approximately $167,800,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $124,233,000, a current ratio of 7.0, total long-term obligations of $9,017,000, and stockholders' equity of $208,932,000.

First Half Results
For the six months ended June 30, 2010, net sales increased 51% to $133,881,000 compared to $88,805,000 for 2009.  Net income for the first six months of 2010 increased to $4,727,000, compared to a net loss of $456,000 for the first six months of 2009.
Net earnings per Class A common share for the first six months of 2010 were $0.38, compared to a net loss per Class A common share of $0.05 for the same period of 2009.  Net earnings per Class B common share for the first six months of 2010 were $0.41, compared to a net loss per Class B common share of $0.04 for the first six months of 2009.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (720) 545-0088, conference ID #88718038.  A simultaneous webcast is available from the Events and Presentations link of the Investor Info tab at www.belfuse.com.  A replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (706) 645-9291, conference ID #88718038 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding the likelihood of robust business conditions continuing in the future, opportunities for growth resulting from the Cinch Connector acquisition and future performance) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with integrating the Cinch Connectors business into the Company's existing business; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)
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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net Sales	$77,732	$44,934	$133,881	$88,805

Costs and expenses:
Cost of sales	61,676	40,192	108,729	78,403
Selling, general and administrative	10,299	7,601	19,461	15,254
Restructuring charge	—	—	—	413
Loss (gain) on sale of property, plant and equipment	19	13	19	(4,652)

	71,994	47,806	128,209	89,418

Income (loss) from operations	5,738	(2,872)	5,672	(613)

Gain on sale of investments	—	1,081	—	1,083

Interest income and other, net	116	127	238	316

Earnings (loss) before provision (benefit) for income taxes	5,854	(1,664)	5,910	786

Income tax provision (benefit)	1,159	(392)	1,183	1,242

Net earnings (loss)	$4,695	$(1,272)	$4,727	$(456)

Earnings (loss) per Class A common share basic and diluted	$0.38	$(0.11)	$0.38	$(0.05)

Weighted average Class A common shares outstanding basic and diluted	2,175	2,175	2,175	2,176

Earnings (loss) per Class B common share basic and diluted	$0.41	$(0.11)	$0.41	$(0.04)

Weighted average Class B common shares outstanding basic and diluted	9,496	9,343	9,480	9,353

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2010	2009	LIABILITIES & EQUITY	2010	2009
	(unaudited)	(audited)		(unaudited)	(audited)
Current assets	$182,860	$195,830	Current liabilities	$38,985	$27,997
Property, plant & equipment, net	47,835	35,943	Noncurrent liabilities	9,730	9,017
Goodwill	4,548	1,957
Intangibles & other assets	25,218	12,216	Stockholders' equity	211,746	208,932
Total Assets	$260,461	$245,946	Total Liabilities & Equity	$260,461	$245,946

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended June 30, 2010				Six Months Ended June 30, 2010
	Income from Operations	Net earnings (2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from Operations	Net earnings (2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)
GAAP measures	$5,738	$4,695	$0.38	$0.41	$5,672	$4,727	$0.38	$0.41
Severance costs and plant closure expenses	477	454	0.04	0.04	1,052	956	0.08	0.08
Acquisition-related costs and inventory-related purchase accounting adjustments	16	10	0.00	0.00	1,094	678	0.06	0.06
Loss on sale of property, plant and equipment	19	12	0.00	0.00	19	12	0.00	0.00
Non-GAAP measures excluding severance and other one-time costs, acquisition-related costs, and inventory-related purchase accounting adjustments(1)	$6,250	$5,171	$0.42	$0.45	$7,837	$6,373	$0.51	$0.55

	Three Months Ended June 30, 2009				Six Months Ended June 30, 2009
	(Loss)from Operations	Net (Loss)(2)	Net (Loss) per Class A common share - diluted(3)	Net (Loss) per Class B common share - diluted(3)	(Loss) from Operations	Net (loss)(2)	Net (Loss) per Class A common share - diluted(3)	Net (Loss) per Class B common share - diluted(3)
GAAP measures	$(2,872)	$(1,272)	$(0.11)	$(0.11)	$(613)	$(456)	$(0.05)	$(0.04)
Restructuring, severance, and unauthorized stock issuance costs	1,700	1,160	0.10	0.10	2,341	1,619	0.13	0.14
Loss (gain) on sale of property, plant and equipment	13	8	0.00	0.00	(4,652)	(2,884)	(0.24)	(0.25)
Gain on investments, net of income tax	--	(671)	(0.06)	(0.06)		(671)	(0.06)	(0.06)
Non-GAAP measures excluding restructuring and other one-time costs, gain on investment, and gain on sale of property, plant and equipment (1)	$(1,159)	$(775)	$(0.07)	$(0.07)	$(2,924)	$(2,392)	$(0.21)	$(0.21)

(1)    The  non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability.  Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of gains and losses on investments and sales of real estate and charges for severance, plant closure, restructuring, and unauthorized stock issuance costs, inventory-related purchase accounting adjustments and acquisition-related costs facilitates comparisons of our results among reporting periods.  We believe that such amounts are not reflective of the underlying business in the period in which the gain or charge is recorded for accounting purposes.

(2)  Net of income tax at effective rate in the applicable tax jurisdiction

(3)  Individual amounts of earnings (loss) per share may not agree to the total due to rounding.